Exhibit 99.(d).(1).(c)

VIRTUS ASSET TRUST

SECOND AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT, effective as of the 1st day of January 2025 amends that certain Investment Advisory Agreement dated as of June 12, 2017, and amended as of December 1, 2018 (the “Agreement”), by and between Virtus Asset Trust, a Delaware business trust (the “Trust”), and Virtus Investment Advisers, LLC, a Delaware limited liability company (the “Adviser”), as successor in interest to Virtus Capital Advisers, LLC (formerly, Virtus Fund Advisers, LLC, a Delaware corporation) as follows:

1.	All references to the series Virtus Seix Corporate Bond Fund, Virtus Seix Georgia Tax-Exempt Bond Fund, Virtus Seix High Income Fund, Virtus Seix North Carolina Tax-Exempt Bond Fund, Virtus Seix Short-Term Bond Fund, Virtus Seix Short-Term Municipal Bond Fund, Virtus Seix U.S. Mortgage Fund, Virtus Seix Ultra-Short Bond Fund, Virtus Seix Virginia Intermediate Municipal Bond Fund, and Virtus Silvant Small-Cap Growth Stock Fund are hereby deleted.

2.	Virtus WCM International Equity Fund has changed its name to Virtus SGA International Growth Fund and therefore such name is hereby changed in the Agreement.

3,	Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect changes in Virtus Ceredex Small-Cap Value Equity Fund’s investment advisory fee.

4.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

5.	This Agreement may be executed in any number of counterparts (including executed counterparts executed and/or delivered electronically) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged electronically shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

VIRTUS ASSET TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, LLC

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Executive Vice President

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SCHEDULE A

Breakpoint Advisory Fee Schedules and Discounts:

Equity and Fixed Income Funds:

First $500 million = None (no discount from full fee)

Next $500 million = 5% discount from full fee

Next $4.0 billion = 10% discount from full fee

Over $5.0 billion = 15% discount from full fee

Equity Funds
Series	Annual Investment Advisory Fee
Virtus Ceredex Large Cap Value Equity Fund	0.70%
Virtus Ceredex Mid-Cap Value Equity Fund	0.75%
Virtus Ceredex Small Cap Value Equity Fund	0.75%
Virtus Silvant Large Cap Growth Stock Fund	0.70%
Virtus SGA International Growth Fund	0.85%
Virtus Zevenbergen Innovative Growth Stock Fund	0.80%

Fixed Income Funds

Series	Annual Investment Advisory Fee
Virtus Seix Core Bond Fund	0.25%
Virtus Seix Floating Rate High Income Fund	0.45%
Virtus Seix High Grade Municipal Bond Fund	0.50%
Virtus Seix High Yield Fund	0.45%
Virtus Seix Investment Grade Tax-Exempt Bond Fund	0.50%
Virtus Seix Total Return Bond Fund	0.25%
Virtus Seix U.S. Government Securities Ultra-Short Bond Fund	0.20%
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